Exhibit 4.23

ANNOUNCEMENT OF START OF PUBLIC DISTRIBUTION OF NON-CONVERTIBLE, UNSECURED DEBENTURES, OF THE SECOND ISSUE BY

CEMIG GERAÇÃO E TRANSMISSÃO S.A.

Registered with the CVM — CVM Nº: 02032-0

CNPJ/MF nº 06.981.176/0001-58 — NIRE 0623221310098

Av. Barbacena 1200, 12th floor, B1 Wing, Santo Agostinho

30190-131 Belo Horizonte, Minas Gerais, Brazil

ISIN Code of the First Series: BRCMGTDBS021

ISIN Code of the Second Series: BRCMGTDBS039

Risk rating: Aa.1.br — Moody’s Latin America

MANAGERS

BB — BANCO DE INVESTIMENTO S.A. IS THE LEAD MANAGER

CEMIG GERAÇÃO E TRANSMISSÃO S.A.(“the Issuer” or “the Company”), BB — BANCO DE INVESTIMENTO S.A. (“BB-BI” or “the Lead Manager”), CAIXA ECONÔMICA FEDERAL (“CAIXA”), HSBC CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A. (“HSBC”), BANCO VOTORANTIM S.A. (“Votorantim”), BES INVESTIMENTO DO BRASIL S.A. — BANCO DE INVESTIMENTO (“BESI”) and BANCO BTG PACTUAL S.A., formerly named Banco UBS Pactual S.A. (“BTG Pactual”, and when referred to jointly with the Lead Manager, CAIXA, HSBC, Votorantim and BESI, “the Managers”), hereby announce to the public the commencement of the public distribution (“the Offering” or “the Issue”) of 270,000 (two hundred and seventy thousand) non-convertible, nominal, book-entry, unsecured debentures, in two series, comprising 156,600 (one hundred fifty six thousand six hundred) Debentures of the First Series (as defined below) and 113,400 (one hundred thirteen thousand four hundred) Debentures of the Second Series (as defined below), of the Issuer’s Second Issue, with nominal unit value of R$ 10,000.00 (ten thousand Reais) on the Issue Date (as defined below) (“the Debentures”), making a total value of

R$ 2,700,000,000.00

In this document, terms beginning with capital letters shall have the meanings attributed to them herein, even if subsequently to their use.

1. CORPORATE DECISIONS

The Issue was approved in meetings of the Board of Directors of the Company held on July 23, August 27 and December 1, 2009 (“the Board Meetings”), the minutes of which were duly filed with the Commercial Board of the State of Minas Gerais (“JUCEMG”) on September 3, September 8, and December 23, 2009, under numbers 4189606, 4191508 and 4268369, respectively, and published on September 9, 2009 and January 15, 2010, in the Official Gazette of the State of Minas Gerais, and in the newspapers Valor Econômico — National Edition and O Tempo.  The meetings approved, among other characteristics of the Offering of Debentures, the maximum rate of the First Series and the maximum rate of the Second Series, and authorized the Executive Board of the Company to carry out all the acts necessary to execute the decisions contained therein, including the signing of the First Amendment to the Issue Deed which ratified the final rate to be used for calculation of the Remuneratory Interest of the First Series and the final rate to be used for calculation of the Remuneratory Interest of the Second Series, ascertained by the means of the Bookbuilding Procedure, and also the quantity of Debentures allocated to the first Series of the Issue and the quantity of Debentures allocated to the second series of the Issue.

2. ISSUE DEED

The Issue is governed by the “Private Deed of The Second Issue of Non-convertible, Unsecured Debentures of Cemig Geração e Transmissão S.A. in Two Series for Public Distribution”, entered into between the Issuer and Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A. (“the Fiduciary Agent”) on December 15, 2009 (“the Issue Deed”). The Issue Deed was duly registered with JUCEMG on December 23, 2009 under No ED.000.070-8/000, and in the Notaries’ Offices for Registry of Securities and Documents of Rio de Janeiro and Belo Horizonte. The Issue Deed was amended on February 24, 2010 by the “First Amendment to the Private Deed of The Second Issue of Non-convertible, Unsecured Debentures of Cemig Geração e Transmissão S.A. in Two Series for Public Distribution” (the “First Amendment to the Issue Deed”), to reflect the quantity and the remuneration of each one of the series of the Issue as set by the Procedure of Bookbuilding. The First Amendment to the Issue Deed was duly registered registrado with JUCEMG on February 25, 2010, under No ED.000.070-8/001.

3. INFORMATION ABOUT THE OFFERING

3.1. Bookbuilding Procedure

The Managers organized the procedure of collection of investment intentions with potential investors in the Offering, in the terms of Paragraphs 1 and 2 of Article 23, and Article 44, of CVM Instruction 400, of December 29, 2003, as amended, (“CVM Instruction 400”), without receipt of reservations, without minimum or maximum lots of debentures of the First Series nor of Debentures of the Second Series (“the Bookbuilding Procedure”). As a result of the Procedure of Bookbuilding, the quantity and the remuneration of each one of the series of the Issue was decided, as specified in items 3.4, 3.9 and 3.10 below.

3.2. Number of the Issue

The Offering is the Issuer’s second issue of debentures for public distribution.

3.3. Total amount of the Issue

The total value of the Issue is R$ 2,700,000,000.00 (two billion, seven hundred million Reais).

3.4. Number of debentures

The Issue shall comprise 270,000 (two hundred and seventy thousand) Debentures, being 156,600 (one hundred fifty six thousand six hundred) debentures of the first series (“the Debentures of the First Series”) and 113,400 (one hundred thirteen thousand four hundred) debentures of the second series (“the Debentures of the Second Series”).

3.5. Nominal Unit Value

The nominal unit value of the Debentures is R$ 10,000,000.00 (ten million Reais) (“the Nominal Unit Value”), on the Issue Date.

3.6. Convertibility

The Debentures will not be convertible into shares.

3.7. Series

The Issue will be carried out in two series, and the quantity of Debentures per series was decided by the Procedure of Bookbuilding, as specified in item 3.1. The Issuer may not place the Debentures of the Second Series before all the Debentures of the First have been placed or the balance not placed has been cancelled, as specified in Article 59, Paragraph 3, of Law 6404 of December 15, 1976, as amended (“the Corporate Law”).  Subject to the express references to the Debentures of the First Series or to the Debentures of the Second Series, all references to “the Debentures” should be understood as references to the Debentures of the First Series and Debentures of the Second Series, jointly.

3.8. Type

The Debentures will be of the unsecured type.

3.9. Remuneration of the Debentures of the First Series

The Debentures of the First Series will be remunerated as follows.

I.              Monetary updating. The nominal Unit Value of the Debentures of the First Series will not be updated in monetary terms.

II.            Remuneratory Interest. Remuneratory Interest corresponding to the accumulated variation of the average daily values of the DI — Interbank Deposit — one-day, extragrupo rate shall be applied to the Nominal Unit Value of the Debentures of the First Series, in percentage form, calculated, and published daily by Cetip in the daily bulletin on its website (http://www.cetip.com.br) (“the DI Rate”), capitalized by a spread of 0.90% (nine tenths of one per cent) per year, on the basis of 252 (two hundred and fifty two) Business Days, from the Issue Date or from the date of payment of the Remuneration immediately prior to the date of the actual payment of the Debentures of the First Series (“the Remuneratory Interest on the First Series”), which will occur at the end of each Capitalization Period, as defined in Item 4.5.1 of the Issue Deed. The Remuneratory Interest of the First Series will be calculated by the regime of compound capitalization, pro rata temporis by Business Days and, subject to the periodicity specified in Item 3.11 below, shall be paid at the end of each Capitalization period, or on the date of early settlement resulting from early maturity of the Debentures by reason of the occurrence of one of the Default Events, subject to the formula contained in the Issue Deed.

3.10. Remuneration of the Debentures of the Second Series

The Debentures of the Second Series will be remunerated as follows.

I.              Monetary updating. The Nominal Unit Value of the Debentures of the Second Series or the Balance of the Nominal Unit Value of the Debentures of the Second Series, as the case may be, shall be updated, from the Issue Date, by the variation in the Expanded Consumer Price Index — IPCA (“the IPCA”), calculated and published by the Brazilian Geography and Statistics Institute — IBGE (“the IBGE” and “the Updating of the Second Series”, respectively), the result of the Updating of the Second Series being automatically incorporated into the Nominal Unit Value or into the Balance of the Nominal Unit Value, as the case may be, of the Debentures of the Second Series. The Updating of the Second Series shall be paid with the frequency specified in Item 3.13 below, or on the date of the early settlement resulting from early maturity of the Debentures by reason of the occurrence of one of the Default Events, subject to the formula contained in the Issue Deed.

II.            Remuneratory Interest. The Debentures of the Second Series shall be entitled to remuneratory interest of 7.6796% (seven point six seven nine six per cent)( per year (“the Remuneratory Interest of the Second Series” and, when referred to jointly with the updating of the Second Series, “the Remuneration of the Second Series”). The rate used for calculation of the Remuneratory Interest on the Second Series shall apply to the Nominal Unit Value of the Debentures of the Second Series or to the Balance of the Nominal Unit Value of the Debentures of the Second Series, updated as stipulated above, calculated by Business Days elapsed, on the basis of a year of 252 (two hundred and fifty two) Business Days, from the Issue Date, and subject to the frequency specified in Item 3.11 below, paid at the end of each Capitalization Period or on the date of early settlement resulting from early maturity of the Debentures by reason of the occurrence of one of the Default Events, calculated by the regime of compound capitalization pro rata temporis by Business Days, obeying the formula contained in the Issue Deed.

3.11.  Payment of the Remuneratory Interest of the First Series and of the Remuneratory Interest of the Second Series

The payment of the Remuneratory Interest of the First Series will be made annually, as from the Issue Date, on the fifteenth of January of each year, the first payment being payable on January 15, 2011 and the last payment on January 15, 2012, which is the Maturity Date of the First Series, as defined below (each of those dates being referred to as a “Payment Date of the Remuneratory Interest of the First Series”).

The payment of the Remuneratory Interest of the Second Series will be made annually, as from the Issue Date, on the 15th of January of each year, the first payment being payable on January 15, 2011 and the last payment on January 15, 2012, which is the Maturity Date of the Second Series, as defined below, each of those dates being referred to as a “Payment Date of the Remuneratory Interest of the Second Series”).

3.12. Guarantee

The Debentures of this Issue and the obligations assumed by the Issuer under the Issue Deed are guaranteed by a guarantee given by Companhia Energética de Minas Gerais — Cemig (“the Guarantor”) which gives this guarantee as joint debtor and principal payer of all the obligations arising from the Issue Deed until their final settlement, with express waiver of the benefits provided by Articles 366, 827, 830, 834, 835, 837, 838 and 839 of Law 10406 of January 10, 2002, as amended (“the Civil Code”), and Articles 77 and 595 of Law 5869 of January 11, 1973, as amended (“the Code of Civil Procedure”) for the obligations assumed in the Issue Deed.

The Guarantor will be subrogated in the rights of the Holders of Debentures of the First Series and/or in the rights of the Holders of Debentures of the Second Series, as the case may be, if it comes to honor, totally or partially, the Guarantee that is the subject of this item.

3.13. Amortization

The full amortization of the Nominal Unit Value of the Debentures of the First Series shall be made in a single payment, on the Maturity Date of the First Series.

The Nominal Unit Value of the Debentures of the Second Series will be amortized in three annual installments, each one of them monetarily adjusted by the accumulated variation in the IPCA from the Issue Date, the first with maturity on January 15, 2013, the second with maturity on January 15, 2014 and the last with maturity on January 15, 2015 (“the Amortization Dates of the Debentures of the Second Series”), as per this table:

Amortization Dates	Fraction of the Nominal Unit Value to be Amortized
January 15, 2013	33.00%
January 15, 2014	33.00%
January 15, 2015	34.00%

3.14. Issue Date:

For all purposes and effects, the date of issue of the Debentures will be January 15, 2010 (“the Issue Date”).

3.15. Period and form of subscription and paying-up

The Debentures may, subject to the provisions of Paragraph 3 of Article 59 of the Corporate Law, be subscribed at any time, within the Placement Period (as defined below), and with paying-up at sight, simultaneously with subscription (“the Paying-up Date”), in Brazilian currency, in accordance with the rules for settlement and procedures of Cetip.

3.16. Subscription price

The Debentures of the First Series shall be subscribed and paid up, in the primary market, for their Nominal Unit Value, plus the Remuneratory Interest of the First Series, calculated pro rata temporis, from the Issue Date up to the Paying-up Date, in accordance with item 3.9 above.

The Debentures of the Second Series shall be subscribed and paid up, in the primary market, for their Nominal Unit Value, plus the Remuneratory Interest of the Second Series, calculated pro rata temporis, from the Issue Date up to the Paying-up Date, in accordance with item 3.9 above.

If, by the date of subscription and paying-up of the Debentures of the Second Series the IPCA index for the immediately preceding month has not been published, the latest projection of the IPCA, as agreed by the Macroeconomic Monitoring Committee of Andima — the Brazilian Association of Financial Market Institutions (“Andima”) shall be used for calculation of the updated Nominal Unit Value of the Debentures of the Second Series, or, in the absence of this Andima projection, the last prior officially published IPCA, and no financial compensation shall be payable between the Issuer and the holders of the debentures of the Second Series when the IPCA that would have been applicable is published.

3.17. Placement Period

The period of placement of the Debentures shall be up to 15 Business Days, from the date of publication of this Commencement Announcement, subject to the other provisions contained herein, and also those contained in the “Contract for Public Distribution, Under the Firm Guarantee of Placement Regime, of Non-convertible, Unsecured Debentures in Two Series of the Second Issue by Cemig Geração e Transmissão S.A.”), signed on December 15, 2009 between the Company, the Lead Manager,  CAIXA, HSBC, Votorantim, BESI and BTG Pactual (“the Distribution Contract”), as amended on January 28, 2010.

3.18. Renegotiation

There will be no renegotiation of the Debentures.

Type and form

The Debentures shall be nominal and of the book-entry type, without issuance of deposits or certificates.

3.20. Debenture Certificates

The issue will not issue Debenture certificates. For all purposes of law, ownership of the Debentures shall be proven by the statement issued by the Depositary Institution. Additionally, the statement, in the name of the Debenture holder, issued by Cetip at the time of their deposit in the SND, will be recognized as proof of ownership of the Debentures. For the Debentures deposited at the BM&FBovespa, the BM&FBovespa shall issue a statement of custody in the name of the debenture holder.

3.21. Mandated Bank and Depositary Institution

The mandated bank and depositary institution of the Debentures is Banco Bradesco S.A., a financial institution with head office in the City of Osasco, São Paulo State, at Cidade de Deus, s/nº, Vila Yara, registered in the CNPJ/MF under No.60.746.948/0001-12 (“the Mandated Bank” or “the Depositary Institution”, and this definition includes any such other institution as may come to succeed the Mandated Bank in the provision of the services specified in this item).

3.22. Fiduciary Agent

Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A., with head office in the City of Rio de Janeiro, Rio de Janeiro State, at Avenida das Américas 500, Barra da Tijuca, registered in the CNPJ/MF under No. 36.113.876/0001-91, will act as the fiduciary agent of the Debentures, in the terms of the Issue Deed.

3.23 Use of proceeds

The net proceeds obtained by the Issuer through the paying-up of the Debentures will be applied in full for redemption of the 270 (two hundred and seventy) Commercial Promissory Notes of the Issuer’s Third Series, with nominal unit value of R$ 10,000,000.00 (ten million Reais), issued on October 30, 2009,  with remuneratory interest corresponding to 113% (one hundred and thirteen per cent) of the average DI Interbank Deposit, over extragrupo rate for one day, expressed in percentage form per year, on the basis of 252 (two hundred and fifty two) Business Days, calculated and published daily by Cetip, which were the subject of public distribution and which mature on April 28, 2010.

3.24. Optional early redemption

There will be no Optional Early Redemption.

3.25. Tenor and Maturity Date:

The Debentures of the First Series shall have tenor of 2 (two) years from the Issue Date, with maturity on January 15, 2012 (“the Maturity Date of the First Series”). The Debentures of the Second Series shall have a period of maturity of 5 (five) years from the Issue Date, with maturity on January 15, 2015 (“the Maturity Date of the Second Series”). On the respective Maturity Date of the First Series and on the respective Maturity Date of the Second Series, the Issuer undertakes to settle such Debentures of the First Series and such Debentures of the Second Series, respectively, as are in circulation. Settlement of the Debentures herein referred to shall be carried out by the Issuer, for the Nominal Unit value of the Debentures, or the Balance of the Nominal Unit Value of the Debentures of the Second Series in the case of the Debentures of the Second Series, plus the Remuneratory Interest of the First Series and the Remuneratory Interest of the Second Series, as the case may be, calculated pro rata temporis from the date of the immediately prior payment of the respective remuneration payable under the Debentures.

3.26. Optional acquisition

The Issuer may, at any time, acquire Debentures in Circulation (as defined below) subject to the provision in Paragraph 2 of Article 55 of the Corporate Law. The Debentures acquired by the Issuer may be cancelled, remain in the Issuer’s treasury, or be placed again in the market. The Debentures acquired by the Issuer to be held in Treasury under this item, if and when again placed on the market, shall be entitled to the same remuneration as the other Debentures of the First Series in Circulation or of the other Debentures of the Second Series in Circulation, as applicable.

3.27. Early Maturity Events:

3.27.1. The following events shall be “Default Events”, resulting in the early maturity of the Debentures that are the subject of the Offering and, subject to the provisions of items 3.27.1.1 and 3.27.2 below, immediate demandability of payment, by the Issuer, of the Nominal Unit Value of each Debenture, duly updated (as applicable), plus the Remuneratory Interest of the First Series and the Remuneratory Interest of the Second Series (as the case may be) calculated pro rata temporis, from the Issue Date or from the immediately preceding Date of Payment of the Remuneratory Interest of the First Series or the immediately preceding Date of Payment of the Remuneratory Interest of the Second Series, up to the date of actual payment, as well as the other charges payable under the Issue Deed, by letter delivered with advice of receipt or letter posted with advice of receipt addressed to the head office of the Issuer and/or of the Guarantor:

a)              Declaration of bankruptcy, dissolution and/or liquidation of the Issuer and/or of the Guarantor, or application for Judicial Recovery or out-of-court reorganization or bankruptcy made by the Issuer and/or by the Guarantor; or any analogous event that characterizes a state of insolvency of the Issuer and/or the Guarantor, in accordance with the applicable legislation.

b)             Non-compliance by the Issuer and/or the Guarantor with any pecuniary obligation related to the Debentures.

c)              Early redemption of any pecuniary obligation of the Issuer and/or of the Guarantor arising from default on an obligation to pay any individual or aggregate amount greater than R$ 50,000.000.00 (fifty million Reais) or its equivalent in other currencies, whether or not due to contractual non-compliance.

d)             Termination, for any reason, of any of the concession contracts to which the Issuer and/or the Guarantor is a party and which separately or jointly represent an amount equal to 30% (thirty per cent) or more of the net operational revenue of the Issuer and/or of the Guarantor, as the case may be, stated in its/their last prior financial statements at the time, and in the case of the Guarantor this percentage shall be calculated in relation to the Guarantor’s consolidated result.

e)              Legitimate protest of securities against the Issuer and/or against the Guarantor, in a global amount exceeding R$ 50,000,000.00 (fifty million Reais) or its equivalent in other currencies, unless made in error or bad faith of a third party validly proven by the Issuer and/or by the Guarantor, as the case may be, or unless suspended or cancelled or if guarantees are given in court, in any case, within a maximum of 30 (thirty) calendar days from the date on which a written notice sent by the Fiduciary Agent to the Issuer is received.

f)                Non-compliance by the Issuer and/or by the Guarantor, as the case may be, with any non-pecuniary obligation specified in the Issue Deed, not cured within 30 (thirty) calendar days from the date on which the written notice sent by the Fiduciary Agent to the issuer is received.

g)             If the Issuer and/or the Guarantor, as the case may be, omits to pay, on the maturity date, or does not take the legal and/or judicial measures required for non-payment, of any debt or any other obligation payable by the Issuer and/or the Guarantor, as the case may be, under any agreement or contract to which it is a party as a borrower or guarantor, involving an amount of R$ 50,000,000.00 (fifty million Reais) or more or its equivalent in other currencies; and/or:

h)             Privatization, merger, liquidation, dissolution, extinction, split and/or any other form of stockholding reorganization that results in reduction of the registered capital of the Issuer or the Guarantor, unless by order of a Court.

3.27.1.1. For the purposes of sub-item (h) above, privatization is defined as an event in which: (i) the Guarantor, the present direct controlling stockholder of the Issuer, ceases directly or indirectly to hold the equivalent of, at least, 50% (fifty percent) plus one share of the total of the shares representing the Issuer’s voting stock; and/or (ii) the Government of the State of Minas Gerais, currently controlling stockholder of the Guarantor, ceases directly or indirectly to hold the equivalent of, at least, 50% (fifty per cent) plus one share of the total of the shares representing the voting capital of the Guarantor.

3.27.2  If any of the Default Events specified in Sub-items (a), (b) or (c) of item 3.27.1 above occurs, maturity of the Debentures shall take place automatically, independently of advice or notification, in the courts or otherwise, save that the Fiduciary Agent must immediately send written notice to the Issuer informing it of such event.

3.27.3.  In any other event than those specified in item 3.27.2 above, a General Meeting of Debenture Holders must be called, within 48 (forty-eight) hours of the date on which any of the holders of the debentures becomes aware of the event, to decide on non-declaration of early maturity of the Debentures, which shall be decided by debenture holder representing at least 2/3 (two-thirds) of the Debentures in circulation of the Issuer.

3.27.4. Subject to the provisions above and in the other documents of the Issue, in the event of early maturity of the Debentures, the Issuer undertakes to redeem the debentures in their entirety, and subsequently cancel them, undertaking to pay the Nominal Unit value of the Debentures in Circulation, plus the Remuneration calculated pro rata temporis from the Issue Date, and any other charges that may be owed by the Issuer under the terms of the Debentures, in up to 3 (three) Business Days from receipt, by the Issuer, of the written communication referred to in the head paragraph of item 3.27.2 of this Commencement Announcement, on penalty, if it does not do so, of being obliged, further, to pay the arrears charges specified in item 3.35 of this Commencement Announcement.

3.28. Liquidity and stabilization

No fund shall be constituted for maintenance of liquidity, nor shall any contract be signed to guarantee liquidity or stabilization of the price of the Debentures.

3.29. Amortization fund

No amortization fund shall be constituted for this Issue.

3.30. Placement Regime

The Managers shall carry out the public placement of the Debentures under the regime of firm guarantee of subscription, subject to the terms of the Distribution Contract.

3.31. Registry of distribution and trading

The Debentures will be Registered for (a) distribution in the primary market through the SDT — Securities Distribution Module (“SDT”), managed and operated by Cetip, with distribution and trading settled and the Debentures held in custody by Cetip; and (b) trading in the secondary market through (i) the SND — National Debentures Module (“SND”), managed and operated by Cetip, with trades settled and the Debentures held in custody by Cetip; and (ii) the BovespaFix system (“BovespaFix”), managed by BM&FBovespa S.A. — Securities, Commodities and Futures Exchange (“BM&FBovespa”), with trades settled and the Debentures held in custody by BM&FBovespa.

3.32. Place of payment

Payments to which the Debentures are entitled shall be made on the dates indicated in this Commencement Announcement, using: (i) the procedures adopted by Cetip, for the Debentures registered in the SND; (ii) the procedures adopted by BM&FBovespa, for the Debentures registered in the BovespaFix; and/or (iii) the procedures adopted by the Mandated Bank, for holders of Debentures that are not linked to Cetip or BM&FBovespa, as the case may be.

3.33. Arrears charges

If there is non-punctuality in the payment of any amount payable to the holders of the Debentures, the debits in arrears shall be subject to: (a) contractual arrears interest, irreducible and of a non-compensatory nature, of 2% (two per cent) on the amount due and unpaid; and (b) non-compensatory arrears interest calculated at the rate of 1% (one per cent) per month on the amount due and unpaid, updated in monetary terms by the variation of the IPCA, published by the IBGE, except in the case of the accumulated variation of the IPCA resulting in a negative value. The charges for arrears hereby established shall apply from the actual non-compliance with the respective obligation up to the date of its actual payment, independently of advice, notice or any such action in the courts or otherwise.

3.34. Expiry of the rights to the additional amounts

Without prejudice to item 3.33 above, if the Debenture holder does not come forward to receive the amount corresponding to any of the pecuniary obligations payable by the Issuer, on the date specified in the Issue Deed, or in any public notice by the Issuer, this shall not give such holder the right to receipt of any additional remuneration and/or arrears charges in the period relating to the delay in receipt, but the rights acquired up to the date of the respective maturity shall remain guaranteed for such Debenture holder.

3.35. Immunity of the Debenture holders

If any debenture holder enjoys any type of tax immunity or exemption, such holder must send documentation proving this tax immunity or exemption to the Mandated Bank and to the Issuer by 10 (ten) Business Days prior to the date specified for receipt of amounts relating to the Debentures, and if the Debenture holder does not send the said documentation, the Issuer shall make the retentions of tax specified by law.

3.36. Advertising

All acts and decisions that are taken arising from this Issue which, in any manner, come to involve interests of the debenture holders, must obligatorily be communicated in the form of notices, and published in the newspaper “Valor Econômico — National Edition”, and shall also be published on the Issuer’s Internet page (http://cemig.infoinvest.com.br/ptb/s-45-ptb.html).

3.37. Target public

The target public of the Offering comprises investors resident, domiciled or with head office in Brazil, including investment clubs, investment funds, managed portfolios, entities that are managers of third party funds registered with the CVM, entities authorized to function by the Brazilian Central Bank, condominiums for investment in portfolios of securities registered with the CVM and/or the BM&FBovespa, pension funds, open or closed supplementary pension plan or annuity entities, and insurance companies, and also investors considered to be institutional or qualified, under CVM Instruction 409 of August 18, 2004, as amended, taking into account at all times the risk profile of the parties to which the Offering is directed.

3.38. Inappropriateness of the Offering:

The Debentures are not appropriate for investors that: (i) require liquidity, in view of the possibility of trading in the Debentures in the secondary market being small or non-existent; (ii) are not disposed to run the credit risk of a company of the electricity sector; and/or (iii) do not have the capacity to understand and assume the risks inherent to investment in the Debentures.  Investors should read the “Risk Factors” section of the final prospectus (“the Final Prospectus”).

3.39. Extension of periods

The periods relating to payment of any obligation relative to the Debentures shall be considered extended to the next subsequent Business Day, if the maturity coincides with the date on which there is not a normal commercial working day or bank working day in the location of payment of the Debentures, without any increase in the amounts payable, except in cases where the payments are to be made by Cetip or by BM&FBovespa, in which case the extension shall take place only when the date of payment coincides with a national holiday, a Saturday or a Sunday.

3.40. Proof of limits

The Issue complies with the limits specified in Article 60 of the Corporate Law, considering that the registered capital of the Issuer, on the Issue Date, is R$ 3,296,785,358.90 (three billion two hundred and ninety six million seven hundred and eighty five thousand three hundred and fifty eight Reais and ninety centavos).

4. DISTRIBUTION PROCEDURE

4.1.     The Debentures shall be the subject of public distribution, under the firm guarantee of placement regime, in the terms of the Distribution Contract, with intermediation by the Managers, through the SDT, administered and operated by Cetip, using the procedure specified in Paragraph 3 of Article 33 of CVM Instruction 400, according to a distribution plan prepared by the Managers, which shall take into consideration its relationships with clients and other aspects of a commercial nature, and also the strategies of the Managers and of the Issuer, subject to the terms and conditions defined in the Distribution Contract.

4.2.      In preparing the distribution plan, the Managers shall, additionally, ensure the appropriateness of the investment to the risk profile of their clients, fair and equitable treatment to the investors, and also that the sales representatives of the institutions participating in the distribution consortium receive, in advance, a copy of the preliminary prospectus and the Final Prospectus for obligatory reading and that any doubts they may have are explained by a person designated by the Lead Manager, in the terms of Paragraph 3, Sub-items I, II and III, of Article 33 of CVM Instruction 400.

4.3.     There shall be no increase in the quantity of Debentures within the scope of the Offering, either through an additional lot (in terms of Paragraph 2 of Article 14 of CVM Instruction 400), or through a supplementary lot (in the terms of Article 24 of CVM Instruction 400).

5. RISK RATING

The agency Moody’s America Latina was contracted, and attributed the risk rating Aa.1.br to the Debentures of this Offering.

6. FINAL PROSPECTUS

The Final Prospectus is available at the following addresses and Internet pages:

CEMIG GERAÇÃO E TRANSMISSÃO S.A.

Avenida Barbacena 1200, 1st floor, A1 Wing,

301909-131 Belo Horizonte, Minas Gerais

Website: http://cemig.infoinvest.com.br/ptb/s-45-ptb.html

BB — BANCO DE INVESTIMENTO S.A.

Rua Senador Dantas 105, 36th floor, Centro

20031-923 Rio de Janeiro — Rio de Janeiro State

Website:: http://www.bb.com.br/ofertapublica — select the item Other Prospectuses.

CAIXA ECONÔMICA FEDERAL

Avenida Paulista 2300, 12th Floor, Cerqueira César,

01310-300 São Paulo, São Paulo State

Website: http://www.caixa.gov.br/download/index.asp — Select the item Capital Markets — Current Offerings — sub-item CEMIG Geração e Transmissão — 2nd Debenture Issue — 2009

HSBC CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.

Avenida Brigadeiro Faria Lima 3064, 4th floor,

01451-000 São Paulo, São Paulo State

Website::http://www.hsbc.com.br/1/2/portal/pt/para-sua-empresa/investimento/operacoes-especiais/operacoes-especiais-mais-informacoes — Select CEMIG — Generation and Transmission — Prospectus of the 2nd Debenture Issue

BANCO VOTORANTIM S.A.

Avenida das Nações Unidas 14171, 18th floor, Torre A,

04794-000 São Paulo, São Paulo State

Website: http://www.bancovotorantim.com.br/ofertaspublicas

BES INVESTIMENTO DO BRASIL S.A. — BANCO DE INVESTIMENTO

Avenida Brigadeiro Faria Lima 3729, 6th floor, Itaim Bibi,

04538-905 São Paulo, São Paulo State

Website:: http://www.besinvestimento.com.br/emissoes

BANCO BTG PACTUAL S.A.

Avenida Brigadeiro Faria Lima 3729, 9th floor,

04538-133 São Paulo, São Paulo State

Website: http://www.btgpactual.com/home/ib/pt/capitalmarkets.aspx

Cetip S.A. - Organized Over-the-counter Market in Assets and Derivatives

Rua Líbero Badaró 425, 24th floor,

01009-000 São Paulo, São Paulo State

Website: http://www.cetip.com.br

BM&FBovespa S.A. — Bolsa de Valores, Mercadorias e Futuros

Rua XV de Novembro 275,

01013-001 São Paulo, São Paulo State

Website: http://www.bmfbovespa.com.br

CVM - Comissão de Valores Mobiliários

Rua Sete de Setembro 111, 5th floor,

20050-901 Rio de Janeiro, Rio de Janeiro State

Website:: http://www.cvm.gov.br

7. DEFINITIONS

Without prejudice to other definitions contained in this Commencement Announcement, for the purposes of the Offering, the following definitions, in the singular or in the plural, will be applied:

I.              “Business Day”: any day, other than Saturdays, Sundays and national holidays.

II.            “Capitalization Period”: (a) for the Debentures of the First Series, an interval of time beginning on the Issue Date, in the case of the first Capitalization Period, or on the immediately preceding Date of Payment of the Remuneratory Interest of the First Series, in the case of the other Capitalization Periods, and ending on the next Payment Date of the Remuneratory Interest of the First Series; and (b) for the Debentures of the Second Series, an interval of time beginning on the Issue Date, in the case of the first Capitalization Period, or on the immediately preceding Payment Date of the Remuneratory Interest of the Second Series, in the case of the other Capitalization Periods, and ending on the next Payment Date of the Remuneratory Interest of the Second Series

III.           “Debentures of the First Series in Circulation” and/or “Debentures of the Second Series in Circulation” (jointly, “the Debentures in Circulation”): all the Debentures of the First Series or Debentures of the Second Series, respectively, subscribed and not redeemed, excluding those Dimensions which are: (a) held in Treasury by the Issuer; or (b) owned by (i) companies that are (direct or indirect) subsidiaries of the Issuer, (ii) companies that are parent companies (or of the controlling group) of the Issuer, and (iii) managers of the Issuer, including but not limited to persons directly or indirectly related to any of the persons previously mentioned.

IV.           “Holders of Debentures of the First Series” and/or “Holders of Debentures of the Second Series” (jointly, “the Debenture Holders”): the community of debenture holders that subscribe and acquire the Debentures of the First Series and/or the Debentures of the Second Series.

V.            “Balance of Nominal Unit Value of the Debentures of the Second Series”: the Nominal Unit Value of the Debentures of the Second Series remaining after the monetary updating at each Amortization Date of the Second Series.

8. ADDITIONAL INFORMATION

For further information on the Offering and the Debentures, interested parties should visit the head office of the Managers, or, further, the CVM, Cetip or the head office of the Issuer, at the addresses indicated in Item 6 above.

9. REGISTRY WITH THE CVM

The public distribution of the Debentures of the First Series was duly registered at the CVM on March 02, 2010 under Nº CVM/SRE/DEB/2010/005.

The public distribution of the Debentures of the Second Series was duly registered at the CVM on March 02, 2010 under Nº CVM/SRE/DEB/2010/006.

Date of Commencement of the Offering: March 03, 2010

Registration of this distribution with the Securities Commission (CVM) has the purpose only of guaranteeing access to the information that will be provided by the Issuer at the request of subscribers at the location mentioned in this Commencement Announcement, and does not imply, on the part of the CVM, guarantee of the truthfulness of the information, nor any judgment as to the quality of the Issuing Company, or about the Promissory Notes to be distributed.

READ THE PROSPECTUS BEFORE ACCEPTING THE OFFER

This public offer or program was prepared in accordance with Anbid’s rules for Regulation and Best Practices for Public Offers for Distribution and Acquisition of Securities, and thus complies with the minimum standards of information required by Anbid, and Anbid has no responsibility for the said information, nor for the quality of the Issuer and/or of the offering party/ies, nor of the Participating Institutions nor of the securities that are the subject of the present public offer/program. This seal does not imply an investment recommendation. Registration or prior analysis of this distribution does not imply, on the part of Anbid, a guarantee of the truth of the information provided nor any judgment on the quality of the issuing company nor the securities to be distributed.